Exhibit 99.9

CONSENT TO BE IDENTIFIED AS
A PROPOSED DIRECTOR

I, Armand L. Roos, Director of First Louisiana Bancshares, Inc. and First Louisiana Bank, a Louisiana-chartered bank, hereby consent to being identified as a proposed director of Home Federal Bancorp, Inc. of Louisiana (the "Company") and Home Federal Savings and Loan Association in the Company's prospectus to be included in a registration statement on Form S-1.

By:	/s/Armand L. Roos
Armand L. Roos

Dated: March 12, 2008